Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2016 Operating Results
Second Quarter Highlights

•	$44.2 million increase in gross loans outstanding at June 30, 2016

•	Total new loan commitments of $137.7 million and loan fundings of $88.0 million

•	Provision for loan and lease losses of $8.7 million

•	Net loss of $4.7 million, or $(0.21) per share

COSTA MESA, Calif., July 25, 2016 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three and six months ended June 30, 2016.
For the second quarter of 2016, the Company reported a net loss of $4.7 million, or $(0.21) per share. This compares with net income of $284 thousand, or $0.01 per share, in the first quarter of 2016, and net income of $138 thousand, or $0.01 per share, in the second quarter of 2015. The decrease in net income as compared to the first quarter of 2016 is primarily attributable to the $8.7 million provision for loan and lease losses recorded during the second quarter of 2016.
The elevated provision for loan and lease losses in the second quarter of 2016 was primarily related to the charge-off of $7.5 million on a commercial loan that was on nonaccrual status. The borrower experienced a rapid deterioration in financial condition and the Company has written down the loan to the estimated net realizable value of the underlying collateral.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We are disappointed that our provision requirement compromised our overall financial results in the second quarter. From a longer-term perspective, we continued to execute well on the strategies that build franchise value. We had another outstanding quarter of business development with $138 million in new loan commitments and a $23 million increase in demand deposits, both of which were largely driven by new client acquisitions.
“We generated annualized growth of more than 20% in our loan portfolio in the second quarter, with well-balanced production in our commercial, owner-occupied commercial real estate and multi-family portfolios. Most of the loan fundings occurred late in the quarter, which should position us to see improvement in our net interest income and net interest margin in the third quarter.
“We continue to make good progress in building strong relationships with new commercial borrowers and we are very pleased with the loan and deposit pipeline. As we continue to add quality assets to the balance sheet, we believe we will deliver improved financial performance going forward,” said Mr. Vertin.

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2016, as compared to the three months ended March 31, 2016 and the three and six months ended June 30, 2015. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
	($ in thousands)
Total interest income	$9,835	$9,954	$9,813	$19,790	$19,285
Total interest expense	1,355	1,251	1,324	2,607	2,647
Net interest income	8,480	8,703	8,489	17,183	16,638
Provision for loan and lease losses	8,720	420	—	9,140	—
Total noninterest income	864	754	616	1,618	1,498
Total noninterest expense	8,893	8,555	8,967	17,448	18,082
Income tax (benefit) provision	(3,559)	198	—	(3,361)	—
Net (loss) income	$(4,710)	$284	$138	$(4,426)	$54
Net Interest Income
Q2 2016 vs Q1 2016. Net interest income decreased $223 thousand, or 2.6%, for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016 primarily as a result of:

•
A decrease in interest income of $119 thousand, or 1.2%, primarily attributable to a decrease in interest earned on loans as a result of a decline in the average yield for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016; and

•
An increase in interest expense of $104 thousand, or 8.3%, primarily attributable to an increase in the volume of our savings and money market accounts and an increase in the volume and rates of interest paid on our interest-bearing checking accounts for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016 due to new client acquisition.

Our net interest margin decreased to 3.18% for the three months ended June 30, 2016 from 3.42% for the three months ended March 31, 2016, primarily attributable to a lower ratio of loans to deposits.
Q2 2016 vs Q2 2015. Net interest income remained flat for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.
YTD 2016 vs YTD 2015. Net interest income increased $545 thousand, or 3.3%, for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015, primarily as a result of:

•
An increase in interest income of $505 thousand, or 2.6%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 and increases in both our average yield and average balance on short-term investments over the same period; and

•
A decrease in interest expense of $40 thousand, or 1.5%, as a result of a decrease in the volume of certificates of deposit in the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 and a decrease in the cost of our other borrowings as a result of our decision to decrease our FHLB borrowings over the same period, partially offset by an increase in the volume and rates of interest paid on our savings and money market accounts and an increase in the rate of interest paid on our junior subordinated debentures.

Provision for Loan and Lease Losses
Q2 2016 vs Q1 2016. The provision for loan and lease losses increased by $8.3 million for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016 due to new loan growth and charge offs on loans previously placed on nonaccrual which exceeded recoveries during the second quarter. There was a $420 thousand provision for loan and lease losses recorded for the three months ended March 31, 2016 primarily as a result of one large loan relationship moving to nonaccrual status during the first quarter of 2016 and charge offs exceeding recoveries during that same period.
For the three months ended June 30, 2016, we had net charge-offs of $8.3 million. For the three months ended March 31, 2016, we had net charge-offs of $107 thousand. The net charge-off of $8.3 million reflects gross charge-offs of $9.0 million plus a net recovery of $729 thousand. Of the $9.0 million in gross charge-offs, $7.5 million was attributed to one large credit.
Q2 2016 vs Q2 2015. We recorded a $8.7 million provision for loan and lease losses during the three months ended June 30, 2016 as compared to no provision for loan and lease losses recorded for three months ended June 30, 2015. We recorded a provision of $8.7 million for the second quarter of 2016 due to new loan growth and charge offs on several loans previously placed on nonaccrual which exceeded recoveries during the second quarter. There was no provision in the second quarter of 2015 as our loan portfolio decreased by $7.0 million during the three months ended June 30, 2015.
YTD 2016 vs YTD 2015. We recorded a $9.1 million provision for loan and lease losses during the six months ended June 30, 2016 as compared to no provision for loan and lease losses recorded for the six months ended June 30, 2015. We recorded a provision for loan and lease losses of $9.1 million for the six months ended June 30, 2016 primarily as a result of new loan growth and charge offs on several loans previously placed on nonaccrual which exceeded recoveries during the six months ended June 30, 2016.
Noninterest Income
Q2 2016 vs Q1 2016. Noninterest income increased $110 thousand, or 14.6%, for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016, primarily as a result of a $255 thousand recovery during the second quarter of 2016 partially offset by decreases in our gain on sale of small business administration (“SBA”) loans and our unused line of credit fees during the same period.
Q2 2016 vs Q2 2015. Noninterest income increased by $248 thousand, or 40.3%, for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015, primarily as a result of a $255 thousand recovery during the second quarter of 2016.
YTD 2016 vs YTD 2015. Noninterest income increased $120 thousand, or 8.0%, for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015, primarily as a result of:

•	An increase of $40 thousand in net gain on sale of SBA loans for the six months ended June 30, 2016 as compared to the same period in 2015; and

•	An increase in loan servicing and referral fees during the six months ended June 30, 2016 as compared to the same period in 2015.
Noninterest Expense
Q2 2016 vs Q1 2016. Noninterest expense increased $338 thousand, or 4.0%, for the three months ended June 30, 2016 as compared to the three months ended March 31, 2016, primarily as a result of:

•	An increase in our professional fees primarily related to a legal settlement reached during the second quarter of 2016; and

•
An increase in various expense accounts related to the normal course of operating including expenses related to FDIC insurance premiums, loan related expense, advertising and charitable contributions; partially offset by

•	A decrease of $181 thousand in salaries and employee benefits primarily related to open positions.

Q2 2016 vs Q2 2015. Noninterest expense decreased $74 thousand, or 0.8%, for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015, primarily as a result of:

•	A decrease of $88 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate;

•	A decrease of $97 thousand in loan related expenses; partially offset by

•	An increase of $83 thousand in salaries and employee benefits primarily related to hiring-related expenses for our new chief credit officer; and

•	An increase in our professional fees primarily related to a legal settlement reached during the second quarter of 2016.
YTD 2016 vs YTD 2015. Noninterest expense decreased $634 thousand, or 3.5%, for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015, primarily as a result of:

•	A decrease of $137 thousand in salaries and employee benefits primarily related to a decrease in our personnel expense as a result of severance paid to the SBA Group in 2015;

•	A decrease of $246 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate

•
A decrease of $231 thousand in OREO as a result of lower carrying costs and other expenses related to other real estate owned (“OREO”) during the six months ended June 30, 2016 as compared to the same period in 2015; and

•	A decrease of $126 thousand in loan related expenses; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to the conversion of some of our branches to loan production offices and our data processing expense.

Income tax provision (benefit)
For the three months ended June 30, 2016, we had an income tax benefit of $3.6 million as compared to income tax expense of $198 thousand during the three months ended March 31, 2016. We had an income tax benefit of $3.6 million during the three months ended June 30, 2016 as a result of the Company's net loss for the quarter. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that no valuation allowance was required at June 30, 2016. We had income tax expense of $198 thousand for the three months ended March 31, 2016 as a result of net income generated during the quarter. For the three months ended June 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the second quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $11.4 million valuation allowance as of June 30, 2015.
For the six months ended June 30, 2016, we had a $3.4 million income tax benefit as a result of the Company's net loss during the period. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that no valuation allowance was required at June 30, 2016. We recorded no income tax provision or benefit for the six months ended June 30, 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $11.4 million valuation allowance as of June 30, 2015.
Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2016 gross loans totaled approximately $884.4 million, which represented an increase of $44.2 million, or 5.3%, compared to gross loans outstanding at March 31, 2016, and an increase of $22.7 million, or 2.6%, compared to gross loans outstanding at December 31, 2015. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2016, March 31, 2016 and December 31, 2015.

	June 30, 2016		March 31, 2016		December 31, 2015
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$342,579	38.7%	$332,618	39.6%	$347,300	40.3%
Commercial real estate loans - owner occupied	216,845	24.5%	201,078	23.9%	195,554	22.7%
Commercial real estate loans - all other	141,883	16.0%	140,416	16.7%	146,641	17.0%
Residential mortgage loans - multi-family	92,101	10.4%	70,970	8.4%	81,487	9.5%
Residential mortgage loans - single family	39,823	4.5%	48,005	5.7%	52,072	6.0%
Land development loans	12,562	1.4%	12,243	1.5%	10,001	1.2%
Consumer loans	38,634	4.4%	34,939	4.2%	28,663	3.3%
Gross loans	$884,427	100.0%	$840,269	100.0%	$861,718	100.0%
During the second quarter of 2016, we secured new commercial loan commitments of $74.6 million, of which only $25.6 million funded at June 30, 2016. This increase was partially offset by net charge-offs of $7.8 million and pay down of commercial lines of $3.1 million. Our total commercial loan commitments increased to $531.2 million at June 30, 2016 from $510.8 million at March 31, 2016; the utilization of commercial commitments decreased to 64.5% at June 30, 2016 from 65.1% at March 31, 2016.
Deposits

	June 30, 2016	March 31, 2016	December 31, 2015
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$294,153	$271,225	$249,676
Interest-bearing checking accounts	59,720	53,280	51,210
Money market and savings deposits	314,277	354,384	312,628
Certificates of deposit	268,519	255,439	280,326
Totals	$936,669	$934,328	$893,840
The increase in our total deposits from March 31, 2016 to June 30, 2016 is primarily attributable to an increase of $29.4 million in our demand deposits and an increase of $13.1 million in our certificates of deposit, partially offset by a decrease of $40.1 million in money market and savings deposits. The increase in our demand deposits is primarily the result of new client acquisition as well as timing and seasonality. The increase in certificates of deposit from March 31, 2016 to June 30, 2016 was primarily the result of our decision to increase the rate of interest paid on our certificates of deposit. Due primarily to that decision and the resulting increase in certificates of deposit, lower priced core deposits decreased to 71%, and higher priced time deposits increased to 29%, of total deposits at June 30, 2016, as compared to 73% and 27% of total deposits, respectively, at March 31, 2016.
Asset Quality
Nonperforming Assets

	2016		2015
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Total non-performing loans	$26,320	$34,790	$25,133	$19,226	$21,784
Other real estate owned	—	—	650	1,872	1,872
Total non-performing assets	$26,320	$34,790	$25,783	$21,098	$23,656
90-day past due loans	$14,126	$16,552	$16,923	$15,137	$14,580
Total classified assets	$29,716	$38,839	$32,930	$32,429	$35,452
Allowance for loan and lease losses	$13,429	$13,029	$12,716	$12,279	$12,343
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.52%	1.55%	1.48%	1.48%	1.48%
Allowance for loan and lease losses /total assets	1.22%	1.18%	1.20%	1.13%	1.18%
Ratio of allowance for loan and lease losses to nonperforming loans	51.02%	37.45%	50.59%	63.87%	56.66%
Ratio of nonperforming assets to total assets	2.39%	3.16%	2.43%	1.95%	2.26%
Net quarterly charge-offs (recoveries) to gross loans	0.94%	0.01%	(0.05)%	0.01%	0.04%
Nonperforming assets at June 30, 2016 decreased $8.5 million from March 31, 2016 as a result of a decrease in non-performing loans in the second quarter of 2016. The decrease in our non-performing loans resulted primarily from the charge-off of several non-performing loans, of which $7.5 million related to a commercial loan relationship that was on nonaccrual status, and the $1.0 million payoff of two loans previously placed on nonaccrual status, partially offset by additions to nonaccrual. The two legacy loans that were placed on nonaccrual status in the fourth quarter of 2015 remain well collateralized. These loans were renegotiated and have been operating under forbearance agreements with terms requiring full repayment of principal and interest. Subsequent to June 30, 2016, the outstanding principal and interest of $4.3 million was paid off with respect to one of these loans and the remaining loan is in process of refinance with full repayment expected in the second half of 2016.

Allowance for loan and lease losses

	2016		2015
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$13,029	$12,716	$12,279	$12,343	$12,639
Charge offs	(9,049)	(163)	—	(574)	(881)
Recoveries	729	56	437	510	585
Provision	8,720	420	—	—	—
Balance at end of quarter	$13,429	$13,029	$12,716	$12,279	$12,343
At June 30, 2016, the allowance for loan and lease losses (“ALLL”) totaled $13.4 million, which was approximately $400 thousand more than at March 31, 2016 and $1.1 million more than at June 30, 2015. The ALLL activity during the three months ended June 30, 2016 included net charge-offs of $8.3 million. There was a $8.7 million provision for loan and lease losses during the period as a result of charge offs exceeding loan recoveries during the period. Of the $9.0 million in gross charge-offs, $7.5 million was attributed to one large credit. The ratio of the ALLL-to-total loans outstanding as of June 30, 2016 was 1.52% as compared to 1.55% and 1.48% as of March 31, 2016 and June 30, 2015, respectively.
Capital Resources
At June 30, 2016, we had total regulatory capital on a consolidated basis of approximately $148.6 million, and the Bank had total regulatory capital of approximately $130.1 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 13.5% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2016, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At June 30, 2016		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$148,592	15.0%	N/A	N/A
Bank	130,121	13.5%	$96,475	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$123,818	12.5%	N/A	N/A
Bank	117,942	12.2%	$62,709	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$136,126	13.8%	N/A	N/A
Bank	117,942	12.2%	$77,180	At least 8.0
Tier 1 Capital to Average Assets:
Company	$136,126	12.4%	N/A	N/A
Bank	117,942	10.9%	$54,211	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (“SEC”). Readers of this report are urged to review the additional information contained in such Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	Jun '16 vs Mar '16 % Change	Jun'16 vs Jun '15 % Change	June 30, 2016	June 30, 2015	% Change
Total interest income	$9,835	$9,954	$9,813	(1.2)%	0.2%	$19,790	$19,285	2.6%
Total interest expense	1,355	1,251	1,324	8.3%	2.3%	2,607	2,647	(1.5)%
Net interest income	8,480	8,703	8,489	(2.6)%	(0.1)%	17,183	16,638	3.3%
Provision for loan and lease losses	8,720	420	—	1,976.2%	100.0%	9,140	—	100.0%
Net interest income (loss) after provision for loan and lease losses	(240)	8,283	8,489	(102.9)%	(102.8)%	8,043	16,638	(51.7)%
Non-interest income:
Service fees on deposits and other banking services	267	255	234	4.7%	14.1%	522	446	17.0%
Net gain on sale of small business administration loans	—	40	—	(100.0)%	—%	40	—	100.0%
Other non-interest income	597	459	382	30.1%	56.3%	1,056	1,052	0.4%
Total non-interest income	864	754	616	14.6%	40.3%	1,618	1,498	8.0%
Non-interest expense:
Salaries & employee benefits	5,506	5,687	5,423	(3.2)%	1.5%	11,193	11,330	(1.2)%
Occupancy and equipment	1,243	1,168	1,182	6.4%	5.2%	2,411	2,235	7.9%
Professional Fees	774	550	744	40.7%	4.0%	1,325	1,372	(3.4)%
OREO expenses	—	(70)	59	(100.0)%	(100.0)%	(70)	161	(143.5)%
FDIC Expense	251	195	339	28.7%	(26.0)%	446	692	(35.5)%
Other non-interest expense	1,119	1,025	1,220	9.2%	(8.3)%	2,143	2,292	(6.5)%
Total non-interest expense	8,893	8,555	8,967	4.0%	(0.8)%	17,448	18,082	(3.5)%
(Loss) income before income taxes	(8,269)	482	138	(1,815.6)%	(6,092.0)%	(7,787)	54	(14,520.4)%
Income tax (benefit) expense	(3,559)	198	—	(1,897.5)%	(100.0)%	(3,361)	—	(100.0)%
Net (loss) income	(4,710)	284	138	(1,758.5)%	(3,513.0)%	(4,426)	54	(8,296.3)%
Accumulated undeclared dividends on preferred stock	—	—	(309)	—%	(100.0)%	—	(618)	(100.0)%
Net (loss) income allocable to common shareholders	$(4,710)	$284	$(171)	(1,758.5)%	2,654.4%	$(4,426)	$(564)	684.8%
Basic (loss) income per common share:
Net (loss) income available to common shareholders	$(0.21)	$0.01	$(0.01)	(2,200.0)%	2,000.0%	$(0.19)	$(0.03)	533.3%
Diluted (loss) income per common share:
Net (loss) income available to common shareholders	$(0.21)	$0.01	$(0.01)	(2,200.0)%	2,000.0%	$(0.19)	$(0.03)	533.3%
Weighted average number of common shares outstanding:
Basic	22,962	22,873	19,774	0.4%	16.1%	22,918	19,696	16.4%
Diluted	22,962	23,006	19,774	(0.2)%	16.1%	22,918	19,696	16.4%
Ratios from continuing operations(1):
Return on average assets	(1.71)%	0.11%	0.05%			(0.82)%	0.01%
Return on average equity	(13.96)%	0.85%	0.46%			(6.57)%	0.09%
Efficiency ratio	95.17%	90.46%	98.48%			92.80%	99.70%
____________________

(1)	Ratios and net interest margin for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015 and six months ended June 30, 2016 and June 30, 2015 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2016	December 31, 2015	Increase/ (Decrease)

Cash and due from banks	$11,546	$10,645	8.5%
Interest bearing deposits with financial institutions(1)	119,986	103,276	16.2%
Interest bearing time deposits	3,917	4,665	(16.0)%
Investment securities (including stock)	57,433	60,419	(4.9)%
Loans (net of allowances of $13,429 and $12,716, respectively)	872,198	849,733	2.6%
Other real estate owned	—	650	(100.0)%
Net deferred tax assets	20,507	17,576	16.7%
Other assets	15,328	15,425	(0.6)%
Total Assets	$1,100,915	$1,062,389	3.6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$294,153	$249,676	17.8%
Interest bearing deposits
Interest checking	59,720	51,210	16.6%
Savings/money market	314,277	312,628	0.5%
Certificates of deposit	268,519	280,326	(4.2)%
Total interest bearing deposits	642,516	644,164	(0.3)%
Total deposits	936,669	893,840	4.8%
Other borrowings	10,000	10,000	—%
Other liabilities	5,697	7,106	(19.8)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	969,893	928,473	4.5%
Shareholders’ equity	131,022	133,916	(2.2)%
Total Liabilities and Shareholders’ Equity	$1,100,915	$1,062,389	3.6%
Tangible book value per share	$5.70	$5.87	(2.9)%
Tangible book value per share, as adjusted(2)	$5.71	$5.90	(3.2)%
Shares outstanding	$22,984,453	$22,820,332	0.7%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$169,633	$212	0.50%	$122,109	$157	0.52%	$126,287	$80	0.25%
Securities available for sale and stock(2)	58,365	369	2.54%	60,076	349	2.34%	66,132	558	3.38%
Loans(3)	843,406	9,254	4.41%	842,200	9,448	4.51%	824,712	9,175	4.46%
Total interest-earning assets	1,071,404	9,835	3.69%	1,024,385	9,954	3.91%	1,017,131	9,813	3.87%
Interest-bearing liabilities:
Interest-bearing checking accounts	$55,768	$45	0.32%	$51,567	$22	0.17%	$35,852	$25	0.28%
Money market and savings accounts	332,304	505	0.61%	313,669	455	0.58%	291,758	419	0.58%
Certificates of deposit	262,491	636	0.97%	263,255	609	0.93%	317,443	700	0.88%
Other borrowings	10,066	25	1.00%	10,000	25	1.01%	30,022	55	0.73%
Junior subordinated debentures	17,527	144	3.30%	17,527	140	3.21%	17,527	125	2.86%
Total interest bearing liabilities	678,156	1,355	0.80%	656,018	1,251	0.77%	692,602	1,324	0.77%
Net interest income		$8,480			$8,703			8,489
Net interest income/spread			2.89%			3.14%			3.10%
Net interest margin			3.18%			3.42%			3.35%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Six Months Ended
	June 30, 2016			June 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$145,871	$369	0.51%	$125,895	$160	0.26%
Securities available for sale and stock(2)	59,220	719	2.44%	67,216	931	2.79%
Loans(3)	842,803	18,702	4.46%	826,084	18,194	4.44%
Total interest-earning assets	1,047,894	19,790	3.80%	1,019,195	19,285	3.82%
Interest-bearing liabilities:
Interest-bearing checking accounts	$53,667	$67	0.25%	$37,541	$48	0.26%
Money market and savings accounts	322,987	961	0.60%	290,625	824	0.57%
Certificates of deposit	262,873	1,245	0.95%	316,968	1,397	0.89%
Other borrowings	10,033	50	1.00%	34,530	127	0.74%
Junior subordinated debentures	17,527	284	3.26%	17,527	251	2.89%
Total interest bearing liabilities	667,087	2,607	0.79%	697,191	2,647	0.77%
Net interest income		$17,183			$16,638
Net interest income/spread			3.01%			3.05%
Net interest margin			3.30%			3.29%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

EXPLANATION OF NET (LOSS) INCOME PER SHARE AND
DILUTED NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Net (loss) income	$(4,710)	$284	$138
Diluted weighted average common stock and common stock equivalents	22,962	23,006	19,774
Net (loss) income per share	$(0.21)	$0.01	$0.01

Accumulated undeclared dividends on preferred stock	—	—	(309)
Total adjustments for diluted net (loss) income available to common shareholders	—	—	(309)
Diluted weighted average common stock and common stock equivalents	22,962	23,006	19,774
Diluted net loss attributable to preferred stock per share	$—	$—	$(0.02)

Diluted net (loss) income available to common shareholders per share	$(0.21)	$0.01	$(0.01)